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                                  EXHIBIT 2.03

May 22, 1997

Specialty Chemical Resources, Inc.
9100 Valley View Road
Macedonia, Ohio  44056
Attn:  President

RE: CLOSING LETTER IN CONNECTION WITH THE SALE OF SUBSTANTIALLY ALL OF THE NON-REAL ESTATE ASSETS OF HYSAN CORPORATION TO SPECIALTY CHEMICAL RESOURCES, INC.

Dear Gentlemen:

Reference is made to that certain Asset Purchase Agreement dated May 22, 1997 (the "Purchase Agreement") between Hysan Corporation ("Seller") and Specialty Chemical Resources, Inc. ("Buyer"). All capitalized terms not otherwise defined herein shall have the meaning set forth in the Purchase Agreement. Buyer and Seller hereby agree as follows:

1. Seller has introduced Buyer to the lessors of those certain equipment leases which are being assigned to and assumed by Buyer as part of the Assumed Liabilities. However, notwithstanding anything to the contrary contained in Section 2.1.3, or elsewhere, in the Purchase Agreement, Seller makes no representation or warranty as to whether all necessary authorizations, consents, waivers and approvals of such lessors to the assignment of such equipment leases have been obtained. Buyer shall indemnify and hold Seller harmless as to any matter or claims made against Seller in respect to or arising out of the said equipment leases except for obligations of Seller arising prior to Closing.

2. Notwithstanding anything in Section 3.1 of, or elsewhere in, the Purchase Agreement to the contrary, following the Closing, Seller shall have the right, for such period of time as Seller deems necessary, to sell, transfer, assign or otherwise dispose of any and all currently existing Hysan label finished goods inventory and raw materials inventory of Seller which is not included in the Acquired Assets as part of the transaction contemplated by the Purchase Agreement.

3. Buyer and Seller agree that the phrase "fair proportion to be determined" of Seller's property (real and personal) taxes, utility costs and security expenses as used in the second sentence of Section
          9.3 of the Purchase Agreement shall mean fifty percent (50%) of such property taxes,


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Specialty Chemical Resources, Inc.
May 22, 1997
Page 2

         utility costs and security expenses. In addition, Buyer agrees to install and pay for a separate telephone line for the use of it employees, agents, suppliers and affiliates during the period that any part or all of the Acquired Assets are stored on Seller's premises pursuant to Section 9.3 of the Purchase Agreement.

4. There shall be inserted after the second sentence in Section 1.3(b) the following language and the Purchase Agreement shall be deemed amended by such addition:

         "Qualified Inventory also shall not include, however, inventory that, prior to Closing, is not saleable to existing customers of Seller or is otherwise obsolete, as a result of label changes, changes in specific product specifications or such inventory which is specific to a customer of Seller who has indicated to Seller that such customer no longer intends to purchase such product."

5. The Closing Purchase Price, as that term is defined in the Purchase Agreement is $6,352,450.00.

If the foregoing accurately sets forth our agreement, please so signify by signing this letter in the space provided below and returning it to Seller.

Very truly yours,

HYSAN CORPORATION

By:/s/ David C. Hoffmeister
   ------------------------------
   Title: President
         ------------------------

Accepted and agreed to this
22nd day of May, 1997

SPECIALTY CHEMICAL RESOURCES, INC.

By: /s/ Corey Roth
   ------------------------------
     Title: Vice President
           ----------------------

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

                                    HYSAN-ASI
                                 ASSET PURCHASE
                             PAYMENT DUE AT CLOSING

COMPONENT OF VALUATION                                                  AMOUNT
----------------------                                                  ------
Accounts Receivable
-------------------
     Receivables Balance as of 5/21/97                              1,880,910

Inventory
---------
     Perpetual Inventory as of 5/21/97                              2,276,980
     Increase for Labor & Overhead Allocation as of 5/22/97        __________
     Increase for Inbound Freight Allocation as of 5/22/97             38,356
     Increase for Labels and Supplies as of 4/30/97                   359,000

Furniture, Fixtures, and Equipment
----------------------------------
     Net book value as of 4/30/97                                   1,309,702

EPA Registration Expenses
-------------------------
     Net book value as of 4/30/97                                     156,220

Intangibles
-----------
     Value of all intangibles as of 5/22/97                           250,000

                                     Total                          6,352,450

                                     Less Escrow                    (500,000)

                                     Less Deposit and Interest      (101,265)

                                     Net Payment                    5,751,185
